Exhibit 3.23

AMENDMENT NUMBER 1

TO THE LIMITED LIABILITY COMPANY AGREEMENT OF

CLOVER LEAF DUTCH HOLDINGS, LLC

This Amendment Number 1, dated as of December 17, 2009 (this “Amendment”), to the Limited Liability Company Agreement of Clover Leaf Dutch Holdings, LLC, dated as of November 1, 2008 (the “LLC Agreement”), by and between Clover Leaf Dutch Holdings, LLC, a Delaware limited liability company (the “Company”), and Connors Bros., L.P., a Delaware limited partnership (together with any future holder of Membership Interests (as defined in the LLC Agreement), the “Member”).

WHEREAS, the Company and the Member entered into the LLC Agreement;

WHEREAS, the Member, pursuant to the Contribution Agreement, dated December 17, 2009, contributed its ownership of all of the issued and outstanding membership interests in the Company to Connors Bros. Holdings, L.P.;

WHEREAS, the amendment contemplated herein is not inconsistent with the provisions of the LLC Agreement;

WHEREAS, in accordance therewith, by the execution and delivery of this Amendment, the parties hereby amend the LLC Agreement to the extent and on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, each party hereto agrees as follows:

ARTICLE I

Cross Reference to Definitions in the LLC Agreement

SECTION 1.01. Capitalized terms used in this Amendment and not defined herein or amended by the terms of this Amendment shall have the meanings assigned to such terms in the LLC Agreement.

ARTICLE II

Amendment to the LLC Agreement

SECTION 2.01. Section H of the LLC Agreement is hereby amended and restated in its entirety so as to read as follows:

“H. Management. Except as otherwise limited by applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Company’s Manager (the “Manager”) who shall have all of the rights, privileges and responsibilities of a “manage?” of a limited liability company under the Act. There shall be one Manager of the Company. Pursuant to Section 18-401 of the Act, the Member shall act as the Manager of the Company. The Manager shall hold office until its resignation, death, retirement or until its successor is elected and assumes office. Any replacement Manager shall be appointed by the Member. A Manager need not be a Member of the Company.”

SECTION 2.02. The following is hereby added as a new section to the LLC Agreement:

“S. Assignments and Transfers of Membership Interests. Anything to the contrary notwithstanding, the Member may pledge its Membership Interests (the “Pledged Collateral”) in the Company to Wells Fargo Foothill, LLC or one of its affiliates or related funds, as agent for certain lenders (in such capacity, together with its successors and assigns in such capacity “Agent”) under the credit agreements to which the Member and Agent are a party. In connection with any foreclosure upon or subsequent disposition of such Pledged Collateral by Agent in accordance with the terms and conditions of the loan documents to which the Member and Agent are a party (each, a “Transfer”), the assignee shall be admitted as a Member and shall have all of the rights and powers of the Member that previously owned such Membership Interests without any further consent of the Member. The Member that previously owned such Membership Interests shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as shall be necessary for the computation of the Member’s tax liability, if any.”

SECTION 2.03. The following is hereby added as a new section to the LLC Agreement:

“T. Bankruptcy of the Member. Anything to the contrary contained in this Agreement notwithstanding, the Member, or any assignee who becomes a Member, shall not cease to be a Member upon the bankruptcy or dissolution of such Member and shall continue to be a Member until such time as such Member’s Membership Interests are effectively assigned or transferred and upon the occurrence of such an event, the business of the Company shall continue without dissolution.”

ARTICLE III

Effectiveness

SECTION 3.01. By their execution of this Amendment, the Company and the Member agree to make the amendments to the LLC Agreement set forth above.

SECTION 3.02. Upon execution of this Amendment, the LLC Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Company and the Member shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the LLC Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the LLC Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 3.03. The provisions of this Amendment are binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

ARTICLE IV

Miscellaneous

SECTION 4.01. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 4.02. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 4.03. Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to any conflicts of law. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

MEMBER

CONNORS BROS. HOLDINGS, L.P.

By:	CB HOLDINGS GP, LLC, its general partner

By:	/s/ John Stiker
Name: John Stiker
Title: Vice President and Secretary

COMPANY

CLOVER LEAF DUTCH HOLDINGS, LLC

By:	/s/ John Stiker
Name: John Stiker
Title: Vice President